EXHIBIT 99.1

American Metal & Technology Closes Private Placements and Raises Gross Proceeds of Approximately $3.3 Million

LOS ANGELES, CA-- -- American Metal & Technology, Inc. (OTC BB:AMMY) is pleased to announce that it has recently closed a private placement of its common stock.  The gross proceeds totaled $3,276,507.

The Company will use the proceeds to strengthen its balance sheet and support its strategic growth plan in enhancing marketing efforts in support of attracting foreign customers and to expand its production capacity.

“We are pleased to have the opportunity to grow our business with our new shareholders.  The additional capital will allow us to expand our marketing efforts to grow our customer base as well as increase our capacity,” stated CEO Chen Gao.

The Company issued common stock to investors based on exemptions from registration pursuant to Regulation S of the Securities Act of 1933, as amended (the “Act”). The shares offered in the private placement were not registered under the Act, and may not be offered or sold in the United States without registration or an applicable exemption from registration, under the Act.

About American Metal & Technology, Inc.

American Metal & Technology, Inc., through its wholly owned subsidiary American Metal Technology Group ("AMTG"), a Nevada Corporation, and through AMTG's subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd. ("AMLF"), is a leading manufacturer of high precision casting and machined products in the People's Republic of China ("China"). The subsidiaries operate in a 53,819 square foot manufacturing plant with monthly output capacity of 1,000,000 parts. In 2006, AMTG expanded into the design and manufacture of electric circuit boards for home appliances and motion controllers and was able to achieve profitability in its first year of operation by providing controller solutions to top brand appliances manufacturers in China.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.